UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): September 24, 2018

ASCENT CAPITAL GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-34176	26-2735737
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

5251 DTC Parkway, Suite 1000

Greenwood Village, Colorado 80111

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (303) 628-5600

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

On September 24, 2018, Ascent Capital Group, Inc. (“Ascent”) and Monitronics International, Inc. (“MONI”), its wholly owned subsidiary, entered into a Transaction Support Agreement (the “Support Agreement”) with certain holders (collectively, the “Consenting Noteholders”) collectively owning or controlling approximately $386 million aggregate principal amount of MONI’s 9.125% Senior Notes due 2020 (the “Old MONI Notes”), representing approximately 66% of the outstanding Old MONI Notes, who have committed to support and fully participate in the proposed Transactions (as defined in the Support Agreement and the term sheet annexed thereto (the “Term Sheet”)).  The Support Agreement and the Term Sheet set forth the terms and conditions of the Transactions.

Terms of the Support Agreement

Pursuant to the terms of the Support Agreement, generally, (i) the Consenting Noteholders have agreed to, among other things and subject to certain conditions, tender or cause to be tendered all Old MONI Notes held by such Consenting Noteholder and take all commercially reasonable actions, and support and cooperate with Ascent and MONI to take all commercially reasonable actions, necessary to consummate the Transactions in accordance with the terms and conditions of the Support Agreement, including without limitation to vote in favor of, or otherwise support, the Transactions with respect to any other securities of Ascent or MONI that such Consenting Noteholder may hold, subject to certain conditions and (ii) Ascent and MONI have agreed to, among other things and subject to certain conditions, timely take all commercially reasonable actions reasonably requested by the Requisite Consenting Noteholders (as defined below) to complete the Transactions in accordance with the terms and conditions of the Support Agreement and the Definitive Documentation (as defined in the Support Agreement).  Pursuant to the terms of the Support Agreement, Ascent and MONI have also agreed to, among other things, (i) launch the SUN Exchange Offer (as defined in the Support Agreement) pursuant to the Definitive Documentation not later than twenty (20) business days after the effective date of the Support Agreement, (ii) commence the consent solicitation with respect to certain amendments MONI would seek to its Credit Agreement (as described and defined below) pursuant to the Definitive Documentation not later than ten (10) business days after the effective date of the Support Agreement and use good faith efforts customary for similar transactions to obtain the required consents in connection with such amendments prior to the Toggle Trigger Time (as defined in the Support Agreement) and (iii) consummate the Transactions not later than forty-five (45) business days after the effective date of the Support Agreement.

Under the Transactions, generally, MONI would make an offer to eligible holders to exchange Old MONI Notes for new second lien notes that would be issued by MONI (“MONI Second Lien Notes”) and solicit the consent of such holders to certain amendments to the indenture governing the Old MONI Notes that would eliminate or waive substantially all restrictive covenants and events of default.  In addition, under the Transactions, MONI would seek to amend its senior secured credit facility (the “Credit Agreement”) to permit, among other things, the issuance by MONI of MONI Second Lien Notes and MONI Third Lien Notes (as defined below) and provide certain covenant relief for the operating business.  MONI would also pay down $100 million principal amount of the term loans outstanding under the Credit Agreement with cash funded by Ascent and the revolving loan commitments under the Credit Agreement would be permanently decreased by 10%.  Further, an offer would be made to eligible holders to exchange 4.00% Convertible Senior Notes due 2020 of Ascent (the “Ascent Convertible Notes”) for new third lien notes that would be issued by MONI (“MONI Third Lien Notes”).

In the alternative, under the Transactions, if the amendments to the Credit Agreement are not completed by the Toggle Trigger Time, an alternate offer that does not require any amendments to the Credit Agreement to consummate would instead be made to eligible holders of the Old MONI Notes.  Pursuant to the Support Agreement, the Consenting Noteholders have also agreed to support and fully participate in the alternate offer to eligible holders of the Old MONI Notes. This alternate offer would be largely similar to the Existing MONI Exchange Offer and Consent Solicitation (as defined under Item 7.01 of this Form 8-K) that has been terminated, including (among other things) the use of $100 million of cash by Ascent in connection with the acquisition of Old MONI Notes, but the alternate offer will include certain changes required by the Support Agreement. The Transactions will be subject to certain terms and conditions, including those more particularly described in the Support Agreement and the Term Sheet.

Consenting Noteholders holding at least 66 2/3% of the outstanding Old MONI Notes held by all Consenting Noteholders as of the effective date of the Support Agreement (the “Requisite Consenting Noteholders”), in their sole discretion, may terminate the Support Agreement upon or at any time following the occurrence of any of the following events (each a “Consenting Noteholder Termination Event”), by giving written notice of such termination to each of the other parties to the Support Agreement, and such termination shall be effective immediately upon delivery of such written notice to each such other party in accordance with the Support Agreement, except to the extent such Consenting Noteholder Termination Event has been waived in writing by the Requisite Consenting Noteholders in their sole discretion:

(a)         Ascent or MONI amends or modifies any of the Definitive Documentation in a manner that is inconsistent with the Support Agreement, and such amendment or modification has not been revoked or withdrawn within three (3) business days after the receipt by Ascent and MONI of written notice from the Requisite Consenting Noteholders (which notice may be provided by Stroock & Stroock & Lavan LLP (“Stroock”) at the direction of the Requisite Consenting Noteholders);

(b)         the issuance by any governmental or regulatory authority or any court of competent jurisdiction, of any ruling or order enjoining the substantial consummation of the Transactions on the terms and conditions set forth in the Support Agreement, the Term Sheet and the Definitive Documentation; provided, however, that Ascent and MONI shall have five (5) business days after issuance of such ruling or order to obtain relief that would allow consummation of the Transactions in a manner that (i) does not prevent or diminish in a material way compliance with the terms of the Support Agreement, and (ii) is acceptable to the Requisite Consenting Noteholders in their reasonable discretion;

(c)          the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) of Ascent or MONI of any representation, warranty, or covenant of such party set forth in the Support Agreement (it being understood and agreed that any actions required to be taken by Ascent and MONI that are included in the Term Sheet attached to the Support Agreement but not in the Support Agreement are to be considered “covenants” of Ascent and MONI, and therefore covenants of the Support Agreement, notwithstanding the failure of any specific provision in the Term Sheet to be re-copied in the Support Agreement) that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by Ascent and MONI of written notice of such breach from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(d)         Ascent or MONI terminates its obligations under and in accordance with the Support Agreement;

(e)          the failure of any of the Definitive Documentation to comply with the requirements the Support Agreement, which non-compliance remains uncured for a period of three (3) business days after the receipt by Ascent and MONI of written notice of such non-compliance from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(f)           the occurrence of any event, change, effect, occurrence, development, circumstance, condition, result, state of fact or change of fact that is not known as of the date of the Support Agreement (each, an “Event”) that, individually or together with all other Events, has had, or would reasonably be expected to have, a material adverse effect as measured from the date of the Support Agreement on the business, operations, finances, properties, condition (financial or otherwise), assets or liabilities of Ascent or MONI, taken as a whole, or their ability to perform their respective obligations under, or to consummate the transactions contemplated by, the Support Agreement, which material adverse effect remains uncured for a period of three (3) business days after the receipt by Ascent and MONI of written notice thereof from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders);

(g)          the occurrence of any “Event of Default” under the indenture governing the Old MONI Notes or the Credit Agreement (subject to any applicable right to cure therein upon notice to the Requisite Consenting Noteholders); or

(h)         the occurrence of any other material breach of the Support Agreement not otherwise covered in the immediately preceding clauses (a) through and including (g) by Ascent or MONI that has not been cured (if susceptible to cure) within five (5) business days after the receipt by Ascent and MONI written notice of such breach from the Requisite Consenting Noteholders (which notice may be provided by Stroock at the direction of the Requisite Consenting Noteholders).

Each of Ascent and MONI, in its sole discretion, may terminate the Support Agreement upon or at any time following the occurrence of any of the following events (each a “Company Termination Event”), by giving written notice of such termination to each of the other parties to the Support Agreement and such termination shall be effective immediately upon delivery of such written notice to each of such other parties in accordance with the Support Agreement, except to the extent that such Company Termination Event has been waived in writing by Ascent and/or MONI in its sole discretion:

(a)         the breach in any material respect (without giving effect to any “materiality” qualifiers set forth therein) by one or more of the Consenting Noteholders of any representation, warranty, or covenant of such Consenting Noteholder(s) set forth in the Support Agreement such that the non-breaching Consenting Noteholders own or control, in the aggregate, 50% or less of the aggregate principal amount of the Old MONI Notes that (to the extent curable) remains uncured for a period of five (5) business days after the receipt by such Consenting Noteholder(s) of written notice and description of such breach from Ascent or MONI;

(b)         the issuance by any governmental authority, any regulatory authority, or any court of competent jurisdiction, of any ruling or order enjoining the consummation of the Transactions on the terms and conditions set forth in the Support Agreement, the Term Sheet and the Definitive Documentation; provided, however, that Ascent and MONI have made commercially reasonable, good faith efforts to cure, vacate, or have overruled such ruling or order prior to terminating the Support Agreement and such ruling or order shall remain uncured, not vacated or not overruled for a period of at least five (5) business days;

(c)          the Requisite Consenting Noteholders terminate their obligations under and in accordance with the Support Agreement; or

(d)         the failure of any Definitive Documentation to comply with the requirements of Section 4 of this Agreement, which non-compliance remains uncured for a period of three (3) business days after the receipt by the Consenting Noteholders of written notice of such non-compliance from Ascent or MONI; provided that Ascent and MONI have made good faith efforts to negotiate such Definitive Documentation.

The Support Agreement may also be terminated by mutual written agreement by and among Ascent, MONI and the Requisite Consenting Noteholders.  The Support Agreement will terminate automatically upon the occurrence of any of the following events:

•                  any of Ascent, MONI or any of their respective subsidiaries (i) consents to the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee or sequestrator (or similar official) of such entity or any substantial part of the property of such entity, (ii) seeks any arrangement, adjustment, protection, or relief of its debts other than as contemplated by the Support Agreement, or (iii) makes a general assignment for the benefit of its creditors;

•                  any of Ascent, MONI or any of their respective subsidiaries commences a voluntary case filed under title 11 of the United States Code, 11 U.S.C. §§ 101, et seq. (as amended, the “Bankruptcy Code”);

•                  the commencement of an involuntary case against any of Ascent, MONI or any of their respective subsidiaries under the Bankruptcy Code that is not dismissed within thirty (30) days of such filing; or

•                  the occurrence of the consummation of the Transactions.

The foregoing summary of the Support Agreement is qualified in its entirety by reference to the text of the Support Agreement and the Term Sheet, which is attached as Exhibit 10.1 to this Form 8-K and is incorporated herein by reference.

Item 7.01. Regulation FD Disclosure.

On September 25, 2018, Ascent and MONI issued a press release announcing the entry into the Support Agreement.  The press release also announces that, as a result of the execution of the Support Agreement, Ascent and MONI have terminated the offer previously announced on August 30, 2018 to exchange cash and/or a combination of new 7.750%/3.750% Senior Unsecured Cashpay/PIK Notes due 2023 of MONI and warrants to purchase Series A common stock of Ascent for Old MONI Notes and the solicitation of consents by MONI to certain proposed amendments to the indenture governing the Old MONI Notes (the “Existing MONI Exchange Offer and Consent Solicitation”). In addition, Ascent has terminated the offer previously announced on August 30, 2018 to purchase for cash (the “Existing Ascent Tender Offer” and, together with the Existing MONI Exchange Offer and Consent Solicitation, the “Terminated Offers”) the Ascent Convertible Notes.

A copy of the press release announcing the Terminated Offers and the execution of the Support Agreement is furnished as Exhibit 99.1 hereto and incorporated by reference herein.

Prior to the execution of the Support Agreement, Ascent and MONI shared certain non-public information regarding Ascent and MONI with the Consenting Noteholders and their legal and financial advisors. Such non-public information was shared on and after September 19, 2018, pursuant to a confidentiality agreement, dated such date, among Ascent, MONI and the Consenting Noteholders, in connection with discussions and negotiations between Ascent and MONI and the Consenting Noteholders. Those discussions and negotiations ultimately resulted in the execution of the Support Agreement. Such non-public information is being furnished as Exhibit 99.2 hereto.

The information furnished pursuant to Item 7.01 of this Form 8-K and Exhibits 99.1 and 99.2 hereto shall not be considered “filed” under the Securities Exchange Act of 1934, as amended, nor shall it be incorporated by reference into any of Ascent’s filings under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, unless Ascent expressly states in such filing that such information is to be considered “filed” or incorporated by reference therein.

The information in this Current Report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy securities of Ascent or MONI, nor shall there be any offer, solicitation or sale of such securities in any state or other jurisdiction in which such an offer, solicitation or sale would be unlawful.

Item 9.01.  Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

10.1	Transaction Support Agreement, dated as of September 24, 2018, by and among Ascent, MONI and the Consenting Noteholders.

99.1	Press Release issued by Ascent and MONI on September 25, 2018.

99.2	Certain non-public information about Ascent and MONI provided to the Consenting Noteholders.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: September 25, 2018

ASCENT CAPITAL GROUP, INC.

	By:	/s/ William E. Niles
		Name:	William E. Niles
		Title:	Chief Executive Officer, General Counsel and Secretary